EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                    IVAX ANNOUNCES 1997 FIRST QUARTER RESULTS

                      STRATEGIC DISPOSITIONS MOVING FORWARD

                  FROST TO NAME STRAUSS AS CEO LATER THIS YEAR

         Miami, Florida -- May 6, 1997 -- IVAX Corporation (AMEX:IVX) today reported financial results for the quarter ended March 31, 1997.

         Net loss per share for the 1997 first quarter was $.07, compared to a net loss per share of $.02 in the 1996 fourth quarter and net earnings per share of $.30 in the 1996 first quarter. Net loss for the 1997 first quarter was $7.9 million, compared to a net loss of $2.0 million in the 1996 fourth quarter and net income of $35.9 million in the 1996 first quarter. Net revenues for the 1997 first quarter were $284.6 million, compared to $320.7 million in the 1996 fourth quarter and $334.0 million in the 1996 first quarter. Gross profit for the 1997 first quarter was $101.6 million, compared to $118.7 million in the 1996 fourth quarter and $144.5 million in the 1996 first quarter.

         The 1996 fourth quarter results included the recognition of $26.5 million in income under a license agreement relating to IVAX' Easi-Breathe(TM) inhaler.

         "Although we continue to face challenges in the U.S. generic drug industry, in the first quarter we saw two encouraging trends continue from the 1996 fourth quarter," said Michael W. Fipps, IVAX' Chief Financial Officer. "First, although prices for our products declined, we did not experience the extreme declines that we saw in mid-1996. This is due in part to the fact that we deliberately cut back our price discounts and buy-in incentives. Second, and as a result of these cut backs, our customer inventories have continued to decline. They now stand at levels that we are comfortable with under the present circumstances in our competitive industry. While the reduction of discounts and incentives did restrain sales in the quarter, we believe this pricing discipline was vital to improving our business."

         Robert C. Strauss, IVAX' President and Chief Operating Officer added:
"Our U.S. generic drug business has improved from mid-1996 but, like all generic drug companies, profitability ultimately will be driven in part by something not entirely within IVAX' control -- the timely receipt of new generic drug approvals. Something that IS within IVAX' control, however, is the recognition of shareholder value through the sale of non-strategic businesses. I have the direction and support of our Board and our Chairman to take all appropriate action to recognize this value quickly as we

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IVAX Corporation Press Release
April 6, 1997

Page 2

narrow and define IVAX' strategic focus. This is our top priority, and the entire IVAX management team is driving hard to accomplish this goal."

         "We are undergoing many important transitions at IVAX," said Phillip Frost, M.D., IVAX' Chairman and Chief Executive Officer. "Existing operations are in transition as we work to return our U.S. generics business to its leadership position in the industry. Our revenue base is in transition as we gradually move towards the more dependable profitability of proprietary drugs. Most fundamentally, our strategic vision is in transition as we constructively challenge every assumption upon which we built this company. In his two months as President, Bob Strauss has made great strides in furthering this process. In that short time, my high regard for his leadership has been further elevated, and he has earned the trust and respect of our management team through his hard work, good ideas and common sense style. I have determined that, ten years after founding IVAX, it is time to initiate yet another transition. In this regard, I will be recommending that Bob be appointed to the office of CEO, effective later this year at IVAX' annual shareholders' meeting. I will continue to serve as IVAX' Chairman, and in that role will maintain active involvement in the direction and future success of IVAX."

         IVAX Corporation, headquartered in Miami Florida, is a holding company with subsidiaries engaged primarily in the research, development, manufacture and marketing of health care products, including generic and branded pharmaceuticals, intravenous solutions and related products, and IN VITRO diagnostics.

         EXCEPT FOR THE HISTORICAL MATTERS CONTAINED HEREIN, STATEMENTS IN THIS PRESS RELEASE ARE FORWARD LOOKING AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY AFFECT THE COMPANY'S BUSINESS AND PROSPECTS, INCLUDING ECONOMIC, COMPETITIVE, GOVERNMENTAL, TECHNOLOGICAL AND OTHER FACTORS DISCUSSED IN IVAX' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    CONTACTS:

         Michael W. Fipps                  - or -   Joseph C. Jones
         Senior Vice President - Finance            Vice President -
         and Chief Financial Officer                Corporate Communications
         305-575-6123                               305-575-6042


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IVAX CORPORATION PRESS RELEASE
MAY 6, 1997
PAGE 3 OF 4

RESULTS OF OPERATIONS                            THREE MONTHS
PERIOD ENDED MARCH 31,                         1997        1996
                                             --------    --------
(In thousands, except per share data)

Net revenues                                 $284,550    $334,045

Cost of sales                                 182,985     189,570
                                             --------    --------
  Gross profit                                101,565     144,475

Selling, general and administrative            89,934      79,463

Research and development                       16,873      16,522

Amortization                                    2,006       2,563

Merger expenses                                 2,095         184
                                             --------    --------
  Total operating expenses                    110,908      98,732
                                             --------    --------
  Income (loss) from operations                (9,343)     45,743

  Total other income (expense), net              (345)     (1,530)
                                             --------    --------
  Income (loss) before income taxes,
     minority interest and
     extraordinary items                       (9,688)     44,213

Provision (benefit) for income taxes           (3,221)      6,133
                                             --------    --------
  Income (loss) before minority interest and
     extraordinary items                       (6,467)     38,080

Minority interest                              (1,472)     (2,184)
                                             --------    --------
  Income (loss) before extraordinary items     (7,939)     35,896

Extraordinary items - Gains (losses) on
  extinguishment of debt, net of tax                -          (1)
                                             --------    --------
  NET INCOME (LOSS)                          $ (7,939)   $ 35,895
                                             ========    ========


EARNINGS (LOSS) PER SHARE:

     Earnings (loss) before
       extraordinary items                   $  (0.07)   $   0.30
     Extraordinary items                            -           -
                                             --------    --------
     Net earnings (loss)                     $  (0.07)   $   0.30
                                             ========    ========


AVERAGE SHARES OUTSTANDING:                   121,479     121,379
                                             ========    ========

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IVAX CORPORATION PRESS RELEASE
MAY 6, 1997
PAGE 4 OF 4

CONDENSED BALANCE SHEETS                      MARCH 31,      DECEMBER 31,
(In thousands)                                  1997            1996
                                             ----------      ----------
ASSETS
Current assets                               $  690,427      $  766,621
Property, plant and equipment, net              423,538         414,711
Other assets                                    224,468         220,568
                                             ----------      ----------
  Total assets                               $1,338,433      $1,401,900
                                             ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current portion of long-term debt            $    5,741      $    5,860
Other current liabilities                       211,436         225,488
Long-term debt                                  411,982         443,424
Other long-term liabilities                      17,073          17,432
Minority interest                                14,971          14,568
Shareholders' equity                            677,230         695,128
                                             ----------      ----------
  Total liabilities and
    shareholders' equity                     $1,338,433      $1,401,900
                                             ==========      ==========

BUSINESS SEGMENT FINANCIAL HIGHLIGHTS
PERIOD ENDED MARCH 31,                             THREE MONTHS
(In thousands)                                  1997            1996
                                             ----------      ----------
NET REVENUES:
  Pharmaceuticals                            $  163,672      $  212,130
  Intravenous products                           82,593          83,203
  Other operations                               39,107          39,244
  Intersegment eliminations                        (822)           (532)
                                             ----------      ----------
           Total                             $  284,550      $  334,045
                                             ==========      ==========

GROSS PROFIT:
  Pharmaceuticals                            $   55,172      $   99,384
  Intravenous products                           28,968          26,828
  Other operations                               17,425          18,263
                                             ----------      ----------
           Total                             $  101,565      $  144,475
                                             ==========      ==========

INCOME (LOSS) FROM OPERATIONS:
  Pharmaceuticals                            $   (5,701)     $   46,970
  Intravenous products                            4,627           2,514
  Other operations                                  808           1,277
  Corporate expenses and other                   (9,077)         (5,018)
                                             ----------      ----------
           Total                             $   (9,343)     $   45,743
                                             ==========      ==========